UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2020

Innovative Industrial Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-37949	81-2963381
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1389 Center Drive, Suite 200

Park City, UT 84098

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 997-3332

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).                     Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities Registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	IIPR	New York Stock Exchange
Series A Preferred Stock, par value $0.001 per share	IIPR-PA	New York Stock Exchange

Item 1.01. Entry into a Material Definitive Agreement.

On January 16, 2020, IIP-AZ 1 LLC (“Landlord”), a wholly owned subsidiary of IIP Operating Partnership, LP, the operating partnership subsidiary of Innovative Industrial Properties, Inc. (the “Company”), entered into an amendment (the “Lease Amendment”) to its lease (the “Lease”) with SGS Arizona, LLC (formerly known as Sun Grown Solutions, LLC, “Tenant”) for the property located at 5900 West Greenhouse Drive in Willcox, Arizona (the “Property”).

The Lease Amendment provides for reimbursement by Landlord to Tenant of up to an additional $2.0 million for completion of certain additional tenant improvements at the Property (the “Additional TI Allowance”). If Landlord funds the full amount of the Additional TI Allowance, Landlord’s total investment in the Property is expected to be $20.0 million. The provision of the Additional TI Allowance also resulted in a corresponding adjustment of base rent under the Lease Amendment.

The Lease Amendment also extends the initial term of the Lease to December 15, 2037, and provides for a guaranty of the Lease by The Pharm, LLC.

The foregoing description of the Lease Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Lease Amendment, which is filed as an exhibit to this report and incorporated herein by reference.

Item 8.01. Other Events.

Recent Sales of Common Stock

During the period beginning on November 8, 2019 and ending on (and including) December 31, 2019, the Company issued and sold, under its previously announced “at-the-market” equity offering program (the “ATM Program”), a total of 782,200 shares of its common stock at an average sale price of $77.52 per share and raised aggregate gross proceeds of approximately $60.6 million before deducting expenses and commissions. Commissions of approximately $1.2 million were paid to the agent making the sales during such period, resulting in net proceeds to the Company of approximately $59.4 million.

During the period beginning on January 1, 2020 and ending on (and including) January 17, 2020, the Company issued and sold under the ATM Program a total of 973,282 shares of its common stock at an average sale price of $79.96 per share and raised aggregate gross proceeds of approximately $77.8 million before deducting expenses and commissions. Commissions of approximately $1.5 million were paid to the agent making the sales during such period, resulting in net proceeds to the Company of approximately $76.3 million.

The sales were completed pursuant to an equity distribution agreement (the “Sales Agreement”) between the Company and BTIG, LLC, dated September 20, 2019, a form of which was filed as an exhibit to a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on September 20, 2019.

The shares sold under the Sales Agreement were issued and sold pursuant to the Company’s shelf registration statement on Form S-3 (File No 333-233311), previously filed with the SEC on August 15, 2019, and declared effective by the SEC on August 28, 2019. A prospectus supplement related to the Company’s ATM Program was also filed with the SEC on September 20, 2019. This Current Report on Form 8-K does not constitute and shall not constitute an offer to sell or the solicitation of an offer to buy shares of the Company’s common stock, nor shall there be any sale of shares of the Company’s common stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

As of January 17, 2020, there were 13,597,691 shares of common stock of the Company, par value $0.001 per share, outstanding.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description of Exhibit

10.1	First Amendment dated January 16, 2020 to Lease Agreement dated December 15, 2017 between IIP-AZ 1 LLC and SGS Arizona, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 17, 2020	INNOVATIVE INDUSTRIAL PROPERTIES, INC.

	By:	/s/ Catherine Hastings
	Name:	Catherine Hastings
	Title:	Chief Financial Officer, Chief Accounting Officer and Treasurer